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                                                       EXHIBIT 10.14


                         ORYX ENERGY COMPANY

                        AMENDED AND RESTATED

                   SPECIAL EXECUTIVE SEVERANCE PLAN









                                                   September 1, 1994

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                    ORYX ENERGY COMPANY
             SPECIAL EXECUTIVE SEVERANCE PLAN

This Special Executive Severance Plan (the "Plan") provides severance benefits to designated executive officers in the event of termination of their employment after certain corporate changes defined herein ("Corporate Changes") to Oryx Energy Company (the "Company"). The purpose of the Plan is to protect the Company and its shareholders by relieving these executives of the personal concern over financial security that often develops as a result of Corporate Changes. Thus, the Plan is intended to minimize distractions from operating responsibilities, lessen defections to other companies, create a more positive business environment, and permit the executives to act in the best interests of the Company and its shareholders and with impartiality.

The Compensation Committee of the Board of Directors (the "Compensation Committee") hereby grants to the Chief Executive Officer the authority to designate those officers who will participate in the Plan, provided, however, that the Chief Executive Officer may not designate himself as a participant in the Plan. Benefits under the Plan will be provided to the designated officers through individual Executive Severance Agreements ("Agreements"). The Compensation Committee hereby delegates to the Chief Executive Officer the authority to approve on behalf of the

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Corporation Agreements containing the following terms, and
thereafter to extend or terminate such Agreements.

1.  TYPE OF AGREEMENT:
    The agreement shall provide for the benefits specified herein to be paid or made available to the officer upon termination of employment with the Company within 2 years of a Corporate
    Change.

    The officer shall not be entitled to benefits under the Plan if such termination is due to the officer's death, disability or discharge by the Company for JUST CAUSE. However, if termination is due to the officer's death or disability, the officer shall be entitled to all benefits under the provisions of the Company's employee and executive benefit and compensation plans in which the officer is a participant just prior to the Corporate Change or of those programs in existence at the time of death or disability, whichever is more favorable to the officer. The officer shall be entitled to the benefits under the Plan upon the officer's voluntary termination of employment (including the officer's election to take early retirement under the Oryx Energy Company Retirement
    Plan) if such termination is the result of a determination by the officer that, as a result of the Corporate Change, the

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    officer is unable to effectively discharge the officer's
    present duties or the duties of the position which the officer occupied just prior to the Corporate Change.

2. TERM OF AGREEMENT: The initial term of the Agreements shall be for a period of 2 years from the date thereof. Such term shall automatically be extended for successive 2-year periods unless written notice of termination of the Agreement is provided to the officer by the Company one year prior to the expiration of any 2-year period.

3. CORPORATE CHANGE: A "Corporate Change" shall be deemed to have occurred for the purposes of this Plan upon (i) the dissolution or liquidation of the Company; (ii) a reorganization, merger, or consolidation of the Company with one or more corporations (other than a merger or consolidation effecting a reincorporation of the Company in another state or any other merger or consolidation in which the shareholders of the surviving corporation and their proportionate interests therein immediately after the merger or consolidation are substantially identical to the shareholders of the Company and their proportionate interests therein immediately prior to the merger or consolidation); (iii) the sale of all or

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    substantially all of the assets of the Company; or (iv) the occurrence of a Change in Control.

    A "Change in Control" shall be deemed to have occurred for purposes of this Plan if (a) individuals who were directors of the Company immediately prior to a "Control Transaction" shall cease, within two years of such Control Transaction, to constitute a majority of the Board of Directors of the Company (or of the Board of Directors of any successor to the Company or to a company which has acquired all or substantially all of its assets) or (b) any entity, person or "Group" acquires shares of the Company in a transaction or series of transactions that result in such entity, person or Group directly or indirectly owning beneficially 50% or more of the outstanding shares of Common Stock of the Company.

    As used herein, "Control Transaction" shall be (a) any tender offer for or acquisition of capital stock of the Company, (b) any merger, consolidation, or sale of all or substantially all of the assets of the Company, (c) any contested election of directors of the Company, or (d) any combination of the foregoing, any one of which results in a change in voting power sufficient to elect a majority of the Board of Directors of the Company.

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    As used herein, "Group" shall mean persons who act "in
    concert" as described in Sections 13(d)(3) and/or 14(d)(2) of the Securities Exchange Act of 1934, as amended.


4.  BENEFITS:
    (a) SEVERANCE COMPENSATION: The officer shall be entitled to severance compensation in an amount equal to the officer's Final Annual Compensation multiplied by the lesser of 3 years or the number of full and fractional years remaining until the officer reaches age 65.
        "Final Annual Compensation" shall be the sum of (1) the final annualized base salary of the officer, and (2) the product of such base salary multiplied by the guideline target incentive (bonus) percentage, all as applicable to the officer in the salary administration program in effect either just prior to the Corporate Change or at the time of termination of employment, whichever is more favorable to the officer. The severance compensation paid hereunder shall not be reduced to the extent of any other compensation which the officer receives or is entitled to receive from any other employment. The severance compensation shall be payable in cash from the general assets of the Company and the Company shall be

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        under no obligation to segregate any assets in
        connection with the payment of any such amounts.

    (b) EMPLOYEE AND EXECUTIVE BENEFITS:
        The officer shall be entitled to all benefits under the provisions either of the Company's employee and executive benefit plans in which the officer is a participant just prior to the Corporate Change, including but not limited to the Executive Retirement Plan and the Pension Restoration Plan, or of those plans in existence at the time of termination of employment, whichever are more favorable to the officer, in accordance with the terms and conditions of said plans and said benefits shall be paid under said plans and not
        under this Plan.   In addition, for officers who are
        less than retirement age on the date of termination of employment with the Company, the Company will continue for six months after the date of such termination, at the Company's expense, long-term disability benefits, medical and dental insurance, and group term life insurance as is then in effect under the Company's employee and executive benefit plans.

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    (c) MISCELLANEOUS BENEFITS:  Employment assistance will be made available to the officer if the officer so desires.

    (d) APPLICATION OF SECTION 280G OF THE INTERNAL REVENUE
        CODE:

        (1) Any other provision of this Plan to the contrary notwithstanding, if the present value (as defined herein) of the total amount of payments and benefits to be paid or provided to the officer under the Plan which are considered to be "parachute payments" within the meaning of
            Section 280G(b) of the Internal Revenue Code of 1986, as amended (the "Code"), when added to any other such "parachute payments" received by the officer from the Company upon or after a Corporate Change, whether or not under this Plan, is in excess of the amount the officer can receive without causing the officer to be subject to an excise tax with respect to such amount on account of Code Section 4999, the Company shall pay to the officer an additional amount (hereinafter referred to as the "Excise Tax Premium"). The Excise Tax Premium shall be equal to the excise tax determined under Code Sections 280G and 4999 attributable to the total amount of payments and benefits to be


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            paid or provided to the officer under this Plan and
            any other "parachute payments" received by the officer from the Company upon or after a Corporate Change. The excise Tax Premium shall include any amount attributable to excise tax on the Excise Tax Premium. The Company shall also pay to the officer an additional amount hereinafter referred to as the "Income Tax Premium" equal to all Federal, State and local income taxes incurred because of the Excise Tax Premiums. The officer shall be deemed to pay income taxes on the date of termination of employment at the highest marginal rate of income taxation in effect in the officer's taxing jurisdiction. The Income Tax Premium shall include any amount attributable to income tax on the Income Tax Premium.

        (2) Not later than 30 days following the officer's termination of employment as provided herein, the independent public accountants acting as auditors for the Company on the date of the Corporate Change (or another accounting firm designated by the Company) shall determine whether the sum of the present value of any "parachute payments" payable

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            under the Plan and the present value of any other
            "parachute payments" received by the officer from the Company upon or after a Corporate Change in excess of the amount the officer can receive without causing the officer to be subject to an excise tax with respect to such amount on account of Code Section 4999, and shall determine the amount of any Excise Tax Premium and Income Tax Premium payable to the officer. The Excise Tax Premium and Income Tax Premium shall be paid to the officer as soon as practicable but in no event later than 35 days following the officer's termination of employment and shall be net of any amounts required to be withheld for taxes.

        (3) For purposes of this Section (d), "present value" means the value determined in accordance with the principles of Section 127(b)(2) of the Code under the rules provided in Treasury Regulations under
            Section 280G of the Code.

        (4) References to Code Section 280G herein are specific references to Section 280G as added to the Code by the Tax Reform Act of 1984 and as amended by the

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            Tax Reform Act of 1986.  To the extent Code
            Section 280G is again amended prior to the termination of the Plan or the expiration or termination of the Executive Severance Agreement, or is replaced by a successor statute, the provisions of this Section (d) shall be deemed modified without further action of the parties in a manner consistent with such amendments or successor statutes, as the case may be. In the event that Code Section 280G or any successor statute is repealed, this Section (d) shall cease to be effective on the effective date of such repeal.
            The parties recognize that Treasury Regulations under Code Sections 280G and 4999 may affect the amount that may be paid hereunder and agree that, upon the issuance of any such regulations, this Plan and the Executive Severance Agreement may be modified as in good faith may be deemed necessary in light of the provisions of such regulations to achieve the purposes hereof, and that consent to such modifications shall not be unreasonably withheld.

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5. FORM OF PAYMENT OF SEVERANCE COMPENSATION.

        (a) The severance compensation will be payable in the form of 36 consecutive monthly payments, commencing the first day of the month following the month during which termination of the officer's employment occurred.

        (b) If the officer has not yet reached retirement age on the date of termination, he may use a portion of the severance compensation to purchase life insurance in an amount equal to his final annualized base salary. The costs of such insurance to the officer will be one percent of his final annualized base salary multiplied by the full and fractional years remaining until retirement age. After the officer has reached retirement age, the cost of providing such insurance will be paid by the Company.

6. CLAIMS: Any claims for benefits hereunder shall be made in writing to the Compensation Committee.

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7.  LEGAL FEES:  The Company shall pay all legal fees and expenses which the officer may incur as a result of the Company's contesting the validity or enforceability of the Agreement.






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